Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Century Casinos, Inc. for the registration of its common stock, preferred stock, debt securities, depositary securities, depositary certificates, warrants and units, and to the incorporation by reference therein of our report dated January 31, 2020, with respect to the combined financial statements of Mountaineer Park, Inc., IOC-Cape Girardeau, LLC, and IOC-Caruthersville, LLC included in Century Casinos, Inc.’s Amended Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 18, 2020.

/s/ Ernst & Young LLP

Las Vegas, Nevada

July 7, 2020